Exhibit 99.1


Press Contacts:     Jeffrey J. Leebaw        Bill Price
                    (732) 524-3350         (732) 524-6623
                    (732) 821-6007 (H)     (732) 668-3735 (M)

Investor Contacts:
     Louise Mehrotra     Stan Panasewicz    Lesley Fishman
     (732) 524-6491      (732) 524-2524     (732) 524-3922

                    FOR IMMEDIATE RELEASE


          Johnson & Johnson Announces $10 Billion Share
                       Repurchase Program

     New Brunswick, NJ (July 9, 2007) - Johnson &
Johnson today announced that its Board of Directors has approved a share repurchase program, authorizing the Company to purchase up to $10 billion of the corporation's shares of common stock.

     "This share repurchase program is consistent with our strategy of providing value to our shareholders while maintaining flexibility to continue to invest in future growth opportunities," said William C. Weldon, Chairman and Chief Executive Officer.

     Share repurchases will take place on the open market from time to time based on market conditions.
The repurchase program has no time limit and may be suspended for periods or discontinued at any time. Any shares acquired will be available for general corporate purposes. The Company had approximately 2,896.6 million shares of common stock outstanding as of April 29, 2007.

     The Company intends to finance the share repurchase program through a combination of available cash and debt. The Company expects to retain its triple-A credit rating. Johnson & Johnson will discuss the share repurchase plan on its second-quarter earnings conference call on July 17, 2007.

     Johnson & Johnson is the world's most
comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. The more than 250
Johnson & Johnson operating companies employ approximately 121,000 men and women in 57 countries and sell products throughout the world.

(This press release contains "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition;
economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's
Annual Report on Form 10-K for the fiscal year ended
December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson &
Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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